Exhibit 21

BEST SPAC I ACQUISITION CORP.

LIST OF SUBSIDIARIES

High Distinction Group Limited, a Cayman Islands exempted company

BEST SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company